EXHIBIT 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated December 31, 2008, is entered into by and between John G. Sperling (the “Employee”) and Apollo Group, Inc., an Arizona corporation (the “Company”). This Employment Agreement as so amended and restated shall be effective as of January 1, 2008.
     WHEREAS, the Employee is currently a party to an employment agreement with the Company dated December 31, 1993 (the “Prior Agreement”).
     WHEREAS, the Company desires that the Employee continue to be employed by the Company and the Employee is willing to continue to be employed by the Company; and
     WHEREAS, the Company and the Employee desire to amend and restate the terms and conditions of the Prior Agreement in order to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and continue Employee’s employment with the Company in accordance with those amended and restated terms and conditions.
     NOW, THEREFORE, the Employee and the Company, in consideration of the mutual agreements hereinafter set forth, do hereby agree as follows:
     1. DUTIES. The Company does hereby agree to continue to employ and engage the Employee, and the Employee does hereby accept and agree to such continued employment and engagement, in the capacity of Executive Chairman of the Company’s Board of Directors (the “Board”). Employee agrees to perform any and all other duties and to assume any and all responsibilities that may be assigned to him from time to time by the Company. The Employee shall devote his full time, energy and skill to the performance of his duties for the Company and for the benefit of the Company, reasonable vacations authorized in accordance with the Company’s policies and reasonable absences because of illness excepted. Furthermore, the Employee will exercise due diligence and care in the performance of his duties to the Company under this Agreement.
     2. EMPLOYMENT PERIOD.
          (a) INITIAL TERM. The Employee shall continue to be employed by the Company for the duties as set forth in Section 1 for the period commencing on January 1, 2008 and ending December 31, 2008 (the “Initial Term”) unless sooner terminated in accordance with the provisions of this Employment Agreement.
          (b) RENEWAL: EMPLOYMENT PERIOD DEFINED. This Employment Agreement will be automatically renewed at the end of the Initial Term for one or more additional successive one-year periods commencing on each January 1 each year and ending the next following December 31 (a “Renewal Term”), unless either party serves notice to terminate this Employment Agreement on the other. Such notice must be given at least thirty (30) days before the end of the Initial Term or the applicable Renewal Term to be effective.

     3. COMPENSATION.
          (a) BASE SALARY. The Company shall pay the Employee and the Employee agrees to accept from the Company in full payment for his services and promises to the Company a base salary at the rate of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00) per year, payable in equal biweekly installments in accordance with the Company’s normal payroll practices for salaried employees. This base salary may be adjusted annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion; provided, however that any adjustment that decreases the Employee’s base salary must be approved by the Employee before such adjustment becomes effective.
          (b) BONUS AND OTHER COMPENSATION. The Employee shall also receive such bonuses and other forms of compensation as may be declared from time to time by the Board or the Compensation Committee in its sole and absolute discretion. Any bonus awarded to the Employee shall be paid by the 15th day of the third calendar month following the close of the Company’s fiscal year for which such bonus is earned or as soon thereafter as administratively practicable, but in no event shall such payment be made later December 31st of that calendar year in which fiscal year ends.
     4. FRINGE BENEFITS. The Employee shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its employees, and the Employee shall receive such other fringe benefits as may be granted to him from time to time by the Board or the Compensation Committee.
     5. BUSINESS EXPENSES. The Company shall reimburse the Employee for any and all necessary, customary and usual expenses, properly receipted in accordance with the Company’s policies, incurred by the Employee in the performance of his duties hereunder. Employee must submit proper documentation for each such expense within sixty (60) days after the later of (i) Employee’s incurrence of such expense or (ii) Employee’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Company will reimburse Employee for that expense within thirty (30) business days thereafter. In no event shall any such expense be reimbursed later than the close of the calendar year following the calendar year in which incurred.
     6. DEATH OR DISABILITY.
          (a) TERMINATION OF EMPLOYMENT. If the Employee dies while employed by the Company, the Employee’s employment shall automatically cease and terminate. The Company’s obligation to pay the Employee’s base salary pursuant to Section 3 shall terminate as of the date of the Employee’s death, and any accrued but unpaid salary and vacation pay due the Employee shall be paid at that time. If Employee becomes physically or mentally disabled while employed by the Company, and as a result thereof becomes unable to continue the proper performance of his duties hereunder, with or without reasonable accommodation, then the Employee’s employment hereunder and the Company’s obligation to pay the Employee’s base salary pursuant to Section 3 shall be terminated as of the date the Employee is determined to be disabled, and any accrued but unpaid salary and vacation pay due the Employee shall be paid at that time; provided, however, that the Employee shall be eligible to receive payments in accordance with the terms and conditions of the amended and restated Deferred Compensation Agreement entered into by the parties on this date pursuant to Section 18 of this Employment Agreement, a copy of which is attached hereto as Exhibit A (the “Deferred Compensation Agreement”).
          (b) DEFINITION OF DISABLED. The Employee shall be considered to be “disabled” for purposes of this Section 6, if in the judgment of a licensed physician selected by the Board, the Employee is unable to perform his customary duties under this Employment Agreement because of a physical or mental impairment. The determination by the physician shall be binding and conclusive for all purposes.
     7. TERMINATION BY THE COMPANY.
          (a) TERMINATION FOR CAUSE. The Company may terminate this Employment Agreement for “cause” at any time before the end of the Initial Term or the end of any Renewal Term. An illustrative, but not exclusive, listing of matters that shall be deemed to constitute “cause” follows:
          (1) the refusal of the Employee to implement or adhere to lawful policies or directives of the Board;
          (2) the repeated failure of the Employee to achieve performance objectives established and clearly stated from time to time by the Board or the Compensation Committee in consultation with the Employee;
          (3) conduct of a criminal nature which may have an adverse impact on the Company’s reputation and standing in the community;
          (4) conduct that is in violation of Employee’s common law duty of loyalty to the Company; or
          (5) fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.
          If Employee’s employment is terminated for “cause”, Employee’s employment may be terminated immediately without any advance written notice. Notwithstanding the above, the Company may terminate this Employment Agreement for cause only upon the affirmative vote of two-thirds of the Board members that constitute a quorum.
          (b) TERMINATION WITHOUT CAUSE. The Company shall not have the authority to terminate this Employment Agreement without cause.

          (c) FINAL COMPENSATION PAYMENTS. The Company’s obligation to pay the Employee’s base salary pursuant to Section 3 shall terminate upon the Employee’s termination for cause, the Employee’s retirement or the Employee’s voluntary termination of employment with the Company. Any accrued but unpaid salary and vacation pay due the Employee at the time of such termination of employment shall be paid at that time. To the extent the Employee is, at the time of such termination of employment, participating in one or more deferred compensation arrangements subject to Section 409A of the Code (including, without limitation, the Deferred Compensation Agreement), the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Employment Agreement shall be deemed to modify or alter those terms and conditions.
     8. TERMINATION BY THE EMPLOYEE. The Employee shall have the right to terminate this Employment Agreement at any time. The Employee agrees to provide the Company with thirty (30) days prior written notice of any such termination. The Company’s obligation to pay the Employee’s base salary pursuant to Section 3 shall cease as of the Employee’s last day of work, and any accrued but unpaid salary and vacation pay due the Employee shall be paid at that time.
     9. EFFECT OF TERMINATION. Upon the proper termination of this Employment Agreement by the Company or upon the termination of this Employment Agreement by the Employee, this Employment Agreement shall thereupon be and become void and of no further force or effect, except that the Proprietary Information provision of Section 10, and the Arbitration provisions of Section 16 shall continue to govern any disputes arising hereunder and any payments due pursuant to the provisions of this Employment Agreement for services rendered prior to the termination shall be made as provided in this Employment Agreement.
     10. PROPRIETARY INFORMATION.
          (a) RETURN OF PROPRIETARY INFORMATION. Upon termination of this Employment Agreement for any reason, the Employee shall immediately turn over to the Company any “proprietary information,” as defined below. The Employee shall have no right to retain any copies of any material qualifying as “proprietary information” for any reason whatsoever after termination of his employment hereunder without the express written consent of the Company.
          (b) NON DISCLOSURE. It is understood and agreed that, in the course of his employment hereunder and through his activities for and on behalf of the Company, the Employee will receive, deal with and have access to the Company’s proprietary information and that the Employee holds the Company’s proprietary information in trust and confidence for the Company. The Employee shall not, during the term of this Employment Agreement or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, in any manner whatsoever, any of the Company’s proprietary information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to the Company’s business, except when necessary or required in the normal course of the Employee’s employment hereunder and for the benefit of the Company or with the express written consent of the Company.

          (c) PROPRIETARY INFORMATION DEFINED. For purposes of this Employment Agreement, “proprietary information” means and includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential, including (without limitation):
          (i) the Company’s Lead List which is comprised of prospective students who meet the admission requirements of the Company;
          (ii) the information and data on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;
          (iii) the management process, training materials, scripts, programs and preferred responses to features and benefits provided to Admission Counselors;
          (iv) the certification training materials and processes for the certification of the Company’s Student Advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;
          (v) the information and data contained in the Company’s enrollment data system, all monthly enrollment reports;
          (vi) the salary, terms of employment, tenure and performance information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;
          (vii) all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports including but not limited to the “Yellow Book”, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;
          (viii) all monthly financial statements, including, but not limited to, the “Board Book”;
          (ix) all internally developed source code, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and EV3 HRizon) and all future internally developed source code; and

          (x) all technical or non-technical data, formulas, compilations (including business, research or product plans), programs (including computer programs), devices (including improvements or modifications of devices), drawings (including designs), processes, techniques, financial data, lists of customers, clients, partners, service providers or suppliers, price lists and planning, and specific terms of contracts.
     11. TERMINATION OF PRIOR AGREEMENTS. This Employment Agreement, together with the Deferred Compensation Agreement and any other agreements evidencing outstanding equity or non-equity incentive awards made to the Employee, terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company.
     12. ASSIGNMENT. This Employment Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Employment Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Employment Agreement shall, subject to the provisions hereof, be binding upon and insure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.
     13. GOVERNING LAW. This Employment Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Arizona without resort to that State’s conflict-of-laws rules.
     14. ENTIRE AGREEMENT. This Employment Agreement, together with the Deferred Compensation Agreement and any other agreements evidencing outstanding equity or non-equity incentive awards made to the Employee, embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.
     15. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
     16. ARBITRATION. In the event any dispute or controversy arising out of this Agreement cannot be settled by the parties, such controversy or dispute shall be submitted for arbitration in Phoenix, Arizona, and for this purpose each party hereby expressly consents to such arbitration in such place. In the event the parties cannot mutually agree upon an arbitrator and procedure to settle their dispute or controversy within fifteen (15) days after written demand by one of the parties for arbitration, then the dispute or controversy shall be arbitrated by a sole arbitrator pursuant to the then-existing rules and regulations of the Center for Public Resources Rules for Non-Administrated Arbitration of Business Disputes. The decision of the arbitrator shall be binding upon the parties hereto for all purposes, and judgment to enforce any such binding decision may be entered in Maricopa County Superior Court (and for this purpose each party hereby expressly and irrevocably consents to the jurisdiction of said court). At the request of either party, arbitration proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony, and records shall be received, heard, and maintained by the arbitrator in secrecy, available for inspection only by either party and by their attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy. In all other respects, the arbitration shall be conducted pursuant to the Uniform Arbitration Act as adopted in the State of Arizona and the then-existing rules and regulations of the Center for Public Resources Rules for Non-Administrated Arbitration of Business Disputes to the extent such rules are not inconsistent with such Act or this Agreement.
     17. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Employment Agreement is in violation of any statute or public policy, then only the portions of this Employment Agreement which violate such statute or public policy shall be stricken. All portions of this Employment Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Employment Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Employment Agreement.
     18. DEFERRED COMPENSATION AGREEMENT. A separate Deferred Compensation Agreement, as amended and restated as of [ ], 2008, has been entered into by the parties and is attached hereto as Exhibit A.
     19. SECTION 409A Notwithstanding any other provisions in this Employment Agreement to the contrary, the following special provisions shall govern the payment date of any payment or benefit provided under this Employment Agreement that may be deemed to constitute an item of deferred compensation under Section 409A of the Code
          (a) No payments or benefits subject to Section 409A of the Code to which Employee becomes entitled under this Employment Agreement in connection with his termination of employment with the Company shall be made or provided to Employee prior to the date of Employee’s separation from service (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations issued under Section 409A of the Code).
          (b) In addition, no payments or benefits subject to Section 409A of the Code to which Employee becomes entitled under this Employment Agreement in connection with his termination of employment with the Company shall be made or provided to Employee prior to the earlier of (i) the first business day of the seventh month following the date of Employee’s separation from service or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service a “specified employee” within the meaning of that term under Section 409A of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 19(b) shall be paid in a lump sum to Employee, and any remaining payments due under this Employment Agreement shall be paid in accordance with the normal payment dates specified for them herein.
     IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer, and the Employee has signed this Employment Agreement, as of the 31st day of December, 2008.

APOLLO GROUP, INC.

By: Title:	/s/ P. Robert Moya EVP, GENERAL COUNSEL & SECRETARY
ATTEST:

/s/ Patricia M. Fairfield, Asst. Sec.

/s/ John G. Sperling JOHN G. SPERLING

EXHIBIT A
AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT

AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT (the “Agreement’) is entered into on this 31st day of December, 2008 by and between APOLLO GROUP, INC. (the “Company”) and JOHN G. SPERLING (“Sperling”). This Agreement as so amended and restated shall be effective as of January 1, 2008.
     WHEREAS, Sperling is currently a party to a deferred compensation agreement with the Company dated December 31, 1993 (the “Prior Agreement”).
     WHEREAS, the Company and Sperling desire to amend and restate the terms and conditions of the Prior Agreement in order to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and continue the deferred compensation arrangement pursuant to those amended and restated terms and conditions.
     NOW THEREFORE, the Company and Sperling, in consideration of the mutual promises set forth herein, hereby agree as follows:
     1. PURPOSE. In recognition of Sperling’s long service with the Company, including years in which Sperling agreed to accept a smaller current salary than would normally be paid to a person of Sperling’s knowledge, expertise and experience and in consideration for Sperling’s continued employment with the Company, the Company hereby agrees to pay Sperling certain amounts following his termination from the Company’s employ.
     2. TERMINATION OF EMPLOYMENT.
          (a) TERMINATION BENEFIT. Following Sperling’s termination of employment, the Company shall pay Sperling a monthly annuity for life in an amount equal to one-twelfth (1/12th) of his “Highest Annual Base Pay.” Such lifetime annuity shall be hereinafter referred to as the “Monthly Annuity,” and the present value of such annuity shall be divided into the following two components for purposes of Section 409A of the Code:
     - The Grandfathered Component: This is the portion of the total Monthly Annuity that has a present value on the annuity commencement date equal to the present value (subject to re-calculation below) of the lifetime annuity to which Sperling would have been entitled under the Prior Agreement had he voluntarily terminated employment with the Company on December 31, 2004 and begun to receive a monthly annuity at that time in accordance with the benefits available to him under that agreement, as determined pursuant to Treasury Regulation section 1.409A-6(a)(3). The present value of such Grandfathered Component shall be re-calculated as of the date on which payment of the Monthly Annuity actually commences hereunder, with such recalculation to be based on the terms of the Agreement in effect on October 3, 2004, without regard, however, for any service rendered by Sperling after December 31, 2004 or any increases to his Highest

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Annual Base Pay that occurred after that date, and such recalculated present value shall constitute the Grandfathered Component if greater than the initially calculated amount. For all present value calculations under this Section 2(e)(ii), reasonable actuarial assumptions and methods shall be used.
     - The Post-2004 Component. This is the portion of the present value of the total Monthly Annuity on the annuity commencement date that is in excess of the Grandfathered Component as calculated above.
          (b) COMMENCEMENT AND DURATION OF MONTHLY ANNUITY. Following Sperling’s termination of employment with the Company, the Company shall pay Sperling the Monthly Annuity as follows:
     - To the extent each monthly payment is attributable to the Grandfathered Component of the Monthly Annuity, the first such payment shall be made on the first business day of the month following the month in which Sperling terminates employment with the Company and shall not be subject to the hold-back provisions of Section (e) of this Agreement. Such monthly payments shall continue to be made on the first business day of each succeeding month, with the last such monthly payment to be made on the first business day of the month in which Sperling’s death occurs
     - To the extent the monthly payment is attributable to the Post-2004 Component of the Monthly Annuity, the first such payment shall be made on the first business day of the month following the month in which Sperling’s Separation from Service occurs by reason of his termination of employment. Such monthly payments shall continue to be made on the first business day of each succeeding month, with the last such monthly payment to be made on the first day of the month in which Sperling’s death occurs
     - In no event shall any monthly payment of the Monthly Annuity be made later than thirty (30) calendar days after the due date, except for any required deferral under Section 2(e).
          (c) AVERAGE ANNUAL BASE PAY. For purposes of this Agreement, Sperling’s “Highest Annual Base Pay” shall be equal to the highest base salary (exclusive of bonuses, incentive compensation, fringe benefits and other extraordinary types of compensation) paid by the Company to Sperling during any one of the three (3) calendar years preceding the calendar year in which Sperling’s employment terminates.
          (d) SEPARATION FROM SERVICE. For purposes of this Agreement, “Separation from Service” shall mean Sperling’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Sperling is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Sperling rendered in Employee status during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. For

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purposes of determining whether Sperling has incurred a Separation from Service, Sperling will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
          (e) SECTION 409A HOLD-BACK
               (i) Notwithstanding any provision to the contrary in this Agreement, no monthly payment of the portion of the Monthly Annuity attributable to the Post-2004 Component shall be made or paid to Sperling prior to the earlier of (i) the first business day of the seventh month following the date of Sperling’s Separation from Service or (ii) the date of Sperling’s death, if Sperling is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 2(e)(i) shall be paid in a lump sum to Sperling, and any remaining payments due under this letter shall be paid in accordance with the normal payment dates specified for them herein.
               (ii) The six month holdback set forth in Section 2(e)(i) above shall not be applicable to the monthly payment of the portion of the Monthly Annuity attributable to the Grandfathered Component.
     3. DEATH BENEFITS.
          (a) GENERAL. At Sperling’s death, regardless of whether he is then employed by the Company, the Company agrees to pay Sperling’s beneficiary an amount equal to three (3) times Sperling’s Highest Annual Base Pay, as calculated pursuant to Section 2(c). The death benefit shall be paid in thirty-six (36) successive equal monthly installments on the first business day of each month, with the first such installment to be paid on the first business day of the month following the month in which Sperling’s death occurs.
          (b) BENEFICIARY DESIGNATIONS. Sperling shall designate a beneficiary in a written instrument filed with the Company. A beneficiary designation may be modified or revoked by Sperling at any time without the consent of the previously designated beneficiary. If Sperling’s beneficiary predeceases him or dies prior to the receipt of all payments due hereunder,

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the payments shall be made to Sperling’s contingent beneficiary. If Sperling fails to designate a beneficiary or contingent beneficiary, or if the designated beneficiary predeceases him, or if the contingent beneficiary predeceases the beneficiary, the payments shall be made to Sperling’s surviving descendants per stirpes, or if none of Sperling’s descendants are then living, to Sperling’s estate.
     4. CLAIMS PROCEDURES.
          (a) CLAIMS FOR BENEFITS. Claims for benefits under the Agreement shall be filed with the Company. Written notice of the disposition of a claim shall be furnished the claimant within sixty (60) days after the application therefor is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth. Pertinent provisions of the Agreement shall be cited. In addition, the written notice shall describe any additional material or information necessary for the claimant to perfect the claim (along with an explanation of why such material or information is needed), and the written notice will fully describe the claim review procedures of Section 4(b), below.
          (b) APPEALS. Any claimant who has been denied a benefit shall be entitled, upon request to the Company, to receive a written notice of such action, together with a full and clear statement of the reasons for the action. The claimant may also review this Agreement if he or she so chooses. If the claimant wishes further consideration of his or her position, he or she may request a hearing. The request, together with a written statement of the claimant’s position, shall be filed with an officer of the Company no later than sixty (60) days after receipt of the written notification provided for above. The Company shall schedule an opportunity for a full and fair hearing of the issue within the next sixty (60) days. The date of the hearing shall be communicated in writing to the claimant. If the claimant requests, the hearing may be waived, in which case the Company’s decision shall be made within sixty (60) days from the date on which the hearing is waived and shall be communicated in writing to the claimant.
     5. MISCELLANEOUS.
          (a) PROHIBITION AGAINST ALIENATION. Neither Sperling nor his beneficiary may anticipate, encumber, alienate or assign (either at law or in equity) any of their right, claim or interest under this Agreement, and the payments, benefits, or rights arising by reason of this Agreement shall not in any way be subject to their debts, contracts or engagements and shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process, except as otherwise required under applicable law.
          (b) DISTRIBUTION TO MINORS. Distributions to minors or persons under legal disability may be made by the Company, in its discretion, either (A) directly to said persons, (B) to the guardian or custodian of said persons, or (C) by expending the same for the education and maintenance of said persons. Except as to (C), the Company shall not be required to see to the application of any distributions so made.
          (c) INTEGRATION. This Agreement shall supersede and replace the Prior Agreement, and the Prior Agreement shall no longer be of any force or effect.

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          (d) BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.
     IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the day and year first above written.

APOLLO GROUP, INC.

By: Title:	/s/ P. Robert Moya EVP, GENERAL COUNSEL & SECRETARY

/s/ John G. Sperling

JOHN G. SPERLING

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